Exhibit 10.2

CANOO INC.

EQUITY DISTRIBUTION AGREEMENT WAIVER

October 5, 2022

Ladies and Gentlemen:

1.            Reference is made to the Equity Distribution Agreement entered into on August 8, 2022 (the “Equity Distribution Agreement”) by and among Canoo Inc., a Delaware corporation (the “Issuer”), Evercore Group L.L.C. (“Evercore”) and H.C. Wainwright & Co., LLC (“H.C. Wainwright” and collectively with Evercore, the “Managers”) pursuant to which the Issuer may issue and sell through or to the Managers, as sales agents and/or principals, shares of the Issuer’s common stock, $0.0001 par value per share (the “Common Stock”) having an aggregate offering price of up to $200,000,000, from time to time. Capitalized terms used herein and not otherwise defined herein shall have the meaning assigned to them in the Equity Distribution Agreement.

2.           On July 20, 2022, the Issuer entered into the Pre-Paid Advance Agreement (the “PPA”) with YA II PN, Ltd. (the “Investor”), pursuant to which the Issuer may request advances of up to $50,000,000 in cash from the Investor (or such greater amount that the parties may mutually agree) (each, a “Pre-Paid Advance”) with an aggregate limitation on the Pre-Paid Advances of $300,000,000.

3.           Pursuant to Section 4(x) of the Equity Distribution Agreement, the Issuer shall not have any orders or agreements outstanding to effect Variable Rate Transactions pursuant to the Yorkville Agreements (including the PPA) at the time the Issuer submits an order to sell shares of Common Stock pursuant to the Equity Distribution Agreement. As of the date of this letter agreement, the Issuer has a balance of $10,000,000 (the “Subject Balance”) outstanding under prior Pre-Paid Advances (as defined in the PPA). Notwithstanding the Subject Balance, but only for so long as any portion of the Subject Balance is outstanding, the parties hereby agree to waive the restriction set forth under Section 4(x) and the Issuer shall be permitted to submit orders to sell shares of Common Stock under the Equity Distribution Agreement beginning on Wednesday, October 5, 2022.

4.           Notwithstanding anything to the contrary in the Equity Distribution Agreement or the side letter to the Equity Distribution Agreement, dated as of August 8, 2022 (the “Side Letter”), among the parties hereto, during the period from the date hereof until the beginning of the third (3rd) Business Day after the Issuer files its Annual Report on Form 10-K for the fiscal year ended December 31, 2022, (i) only H.C. Wainwright may be designated as a Designated Manager and act as sales agent or principal under the Equity Distribution Agreement and receive the entire compensation payable thereunder in connection therewith (equal to 3.0% of the gross proceeds of the Shares sold pursuant to the Equity Distribution Agreement), and for so long as H.C. Wainwright acts as the sole Designated Manager, H.C. Wainwright agrees to waive the additional fee of 1.5% of the gross proceeds from any sales under the Equity Distribution Agreement, which is set forth in the Side Letter.

5.           None of the Managers, their respective affiliates, directors, officers, employees or agents shall have any liability, and the Issuer agrees to indemnify and hold harmless all such persons, hereunder or in connection herewith, or under or in connection with the Equity Distribution Agreement (as amended from time to time), with respect to sales of shares of Common Stock pursuant to the Equity Distribution Agreement during any period when such Manager cannot be designated as a Designated Manager.

6.            Notwithstanding anything to the contrary contained herein, the Issuer shall be solely responsible for compliance with the limitations set forth herein. In addition, the Issuer shall immediately notify the Managers in the event of the Issuer’s failure to make a timely payment as required under, or to otherwise comply with, the side letter to the PPA, dated as of the date hereof, between the Issuer and the Investor.

7.            Other than as modified by this letter agreement and the Side Letter, the Equity Distribution Agreement shall remain in full force and effect. In the event of any inconsistency between the terms hereof and the Equity Distribution Agreement (as amended by the Side Letter), the terms hereof shall prevail.

8.            This letter agreement and any claim, controversy or dispute arising under or related to this letter agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its principles of conflicts of laws to the extent such principles would result in the application of the laws of another jurisdiction.

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By signing this waiver, the Issuer and the Managers shall be bound by the waiver and agreements set forth above. This waiver will be binding on the parties and their successors and assigns.

CANOO INC.

Dated:	October 5, 2022	By:	/s/ Hector Ruiz
		Name:	Hector Ruiz
		Title:	General Counsel

h.c. wAINWRIGHT & CO., LLC

Dated:	October 5, 2022	By:	/s/ Edward D. Silvera
		Name:	Edward D. Silvera
		Title:	Chief Operating Officer

Evercore Group L.L.C.

Dated:	October 5, 2022	By:	/s/ Kristen Grippi
		Name:	Kristen Grippi
		Title:	Senior Managing Director